SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

June 15, 2011
Date of Report (Date of earliest event reported)

COLLECTIVE BRANDS, INC.
(Exact Name of Registrant as Specified in its Charter)

DELAWARE
(State or Other Jurisdiction of Incorporation)

1-14770	43-1813160
(Commission File Number)	(IRS Employer Identification No.)

3231 Southeast Sixth Avenue
Topeka, Kansas 66607-2207
(Address of Principal Executive Office) (Zip Code)

(785) 233-5171
(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 15, 2011, Collective Brands, Inc. (the “Company”) announced the appointment of Gregg S. Ribatt, President and Chief Executive Officer of Collective Brands Performance + Lifestyle Group, and Bruce T. Pettet, President and Chief Executive Officer of Collective Licensing International, LLC, to the Company’s Executive Committee effective June 15, 2011.

There are no arrangements or understanding between Messrs. Ribatt or Pettet and any other person(s) pursuant to which they were selected as an officer, and the Company has not entered into, nor has any currently proposed plans to enter into, any transactions in which either of them will have a direct or indirect material interest.  In addition, there are no family relationships between either Mr. Ribatt or Mr. Pettet and any other director or executive officer of the Company.

The following discussion regarding Messrs. Ribatt and Petttet’s employment, change of control and indemnification agreements are qualified by reference to the agreements filed as exhibits hereto.  Capitalized terms not otherwise defined herein have the meaning ascribed to them in the applicable agreement.

Ribatt Agreements

The Company through its subsidiary, The Stride Rite Corporation (“PLG”), entered into an employment agreement with Mr. Ribatt made as of January 7, 2008, as amended (the “Ribatt Employment Agreement”), providing that Mr. Ribatt will be employed in the position of President and Chief Executive Officer of PLG.

Under the Ribatt Employment Agreement, Mr. Ribatt received an initial annual base salary of $650,000, currently $710,000.  Mr. Ribatt is eligible to participate in the annual and long-term cash incentive bonus programs and arrangements established for the executives of PLG.  Mr. Ribatt will also be eligible for future grants of restricted stock, stock-settled appreciation rights, stock options and other equity based awards as may be made under the terms of the Collective Brands, Inc. Stock Incentive Plan.

The term of the Employment Agreement was initially scheduled to terminate on January 7, 2010. However, beginning on January 8, 2008, the Contract Term is automatically extended each day by one day, until either party delivers to the other written notice of non-renewal.

If during the Ribatt Employment Agreement term Mr. Ribatt’s employment is terminated by the Company without Cause or he terminates for Good Reason, he will be entitled to (i) a severance payment equal to two times his then-current base salary payable in a lump sum (provided that Mr. Ribatt is not in violation with the non-compete, non-solicitation, confidentiality, intellectual property and work product provisions of the Ribatt Employment Agreement), (ii) the amount of any annual award payable to him under PLG’s incentive plan for senior executives of the Company for the fiscal year in which his employment is terminated, prorated by the number of days he is actively employed in that fiscal year divided by the number of days in the fiscal year, (iii) any unvested equity award that absent the end of his employment that would have vested and become exercisable in the 12 month period following the date of termination and 50 percent of the portion of the award that would vest in the following six months (i.e., 12-18 months after termination) will immediately vest and become immediately payable in accordance with the terms of the applicable award agreement or, to the extent exercisable, will become and remain exercisable for the shorter of (a) 90 days following termination and (b)the final expiration date of such option, (iv) a special payment which is the equivalent to two years COBRA coverage, and (v) executive level outplacement services.

Mr. Ribatt is subject to non-competition and non-solicitation covenants during the term of the Ribatt Employment Agreement and for a period of two years following termination of employment.  Mr. Ribatt has also agreed to not use or disclose any Company confidential information and to assign all rights to any work products created by him to PLG.

In conjunction with his employment agreement, Mr. Ribatt also entered into a change of control agreement with the  PLG effective August 3, 2008, as amended (the “Ribatt Change of Control Agreement”).

The Ribatt Change of Control Agreement provides that Mr. Ribatt is entitled to benefits if he is terminated for other than Cause, death, or disability or if (i) he terminates for Good Reason within three years of a Change of Control or (ii) within twelve months of a Potential Change of Control occurring.  A termination by Mr. Ribatt within 30 days after the first anniversary of a Change of Control will be deemed a termination for Good Reason.  Upon a covered termination of employment, the agreement provides a lump sum payment equal to the aggregate of (i) the Accrued Obligations, (ii) three times the sum of (x) the Highest Annual Bonus and (y) Executive’s Annual Base Salary and (iii) a cash payment for cancellation of stock options, stock appreciation rights, and performance units. In the event of a payment upon a Potential Change of Control, in lieu of the amount specified in clause (ii) of the previous sentence, Mr. Ribatt will be entitled to a special payment set forth in Appendix A to the Ribatt Change of Control Agreement

The Change of Control Agreement provides that Mr. Ribatt shall receive (i) three years of continued participation (or such longer period as is provided in such plan) in the Company’s welfare benefit plans; (ii) if Executive has attained age 50 on the date of termination and if, with five additional years of age and service beyond Executive’s age and years of service as of the Date of Termination, the Executive would have been entitled to receive any other benefits under the Company’s post retirement programs in effect immediately prior to the Effective Date, then the Executive shall be entitled to such benefits as if the Executive had attained those five additional years of age and been employed by PLG for those five additional years of service; (iii) termination of all noncompetition restrictions; and (iv) outplacement benefits. The agreements also provide a “tax gross-up” payment if such payment would result in Mr. Ribatt receiving at least 110 percent of the safe harbor amount and, in the event that any payment does not meet the 110 percent threshold, the payments are reduced so that no excise tax is imposed.

In conjunction with the Ribatt Employment Agreement, Mr. Ribatt has entered into an indemnification agreement with PLG effective January 7, 2008, providing that PLG will indemnify and advance expenses to Mr. Ribatt in the case of certain claims made against him by virtue of his position with PLG.

Pettet Agreements

The Company through its subsidiary, Collective Licensing International LLC (“CLI”), entered into an employment agreement with Mr. Pettet effective March 6, 2007, as amended (the “Pettet Employment Agreement”) providing that Mr. Pettet will be employed in the position of President and Chief Executive Officer of CLI.

Under the Pettet Employment Agreement, Mr. Pettet received an initial annual base salary of $420,000, currently $485,000.  Mr. Pettet is eligible to participate in the annual and long-term cash incentive bonus programs and arrangements established for the executives of CLI.  Mr. Pettet will also be eligible for future grants of restricted stock, stock-settled appreciation rights, stock options and other equity based awards as may be made under the terms of the Collective Brands, Inc. Stock Incentive Plan.

The term of the Employment Agreement was initially scheduled to end on May 31, 2010. However, beginning on May 31, 2008 and annually thereafter, the Contract Term will be automatically extended for an additional year, until either party delivers to the other written notice of non-renewal.

If during the Pettet Employment Agreement term Mr. Pettet’s employment is terminated by the Company without Cause or he terminates for Good Reason , he will be entitled to (i) a severance payment equal to two times his then-current base salary payable in a lump sum (provided that Mr. Pettet is not in violation with the non-compete, non-solicitation, confidentiality, intellectual property and work product provisions of the Pettet Employment Agreement), (ii) two times the target amount of his annual cash incentive compensation paid out over two years in bi-weekly payments, (iii) the long-term portion of his cash incentive compensation that would be payable under the terms of the applicable incentive plans, (iv) any unvested equity award that absent the end of his employment that would have vested and become exercisable in the 12 month period following the date of termination will immediately vest and become immediately payable in accordance with the terms of the applicable award agreement or, to the extent exercisable, will become and remain exercisable for the shorter of (a) 90 days following termination and (b) the final expiration date of such option; and (v) a special payment which is the equivalent to two years COBRA coverage.

Mr. Pettet is subject to non-competition and non-solicitation covenants during the term of the Pettet Employment Agreement and for a period of two years following termination of employment.  Mr. Pettet has also agreed to not use or disclose any Company confidential information and to assign all rights to any work products created by him to CLI.

In conjunction with his employment agreement, Mr. Pettet has entered into a change of control agreement with the Company effective March 6, 2007, as amended (the “Pettet Change of Control Agreement”).

The Pettet Change of Control Agreement provides that Mr. Pettet is entitled to benefits if he is terminated for other than Cause, death, or disability or if he terminates for Good Reason within three years of a Change of Control occurring.  Upon a covered termination of employment, the agreement provides a lump sum payment equal to the aggregate of (i) the Accrued Obligations, (ii) three times sum of  (x) the Highest Annual Bonus and (y) Executives Annual Base and (ii) a cash payment for cancellation of stock options, stock appreciation rights, and performance units.

The Pettet Change of Control Agreement also provides that Mr. Pettet shall receive (i) three years of continued participation (or such longer period as is provided in such plan) in the Company’s welfare benefit plans; (ii) termination of all noncompetition restrictions; and (iii) outplacement benefits. The agreements also provide a “tax gross-up” payment if such payment would result in Mr. Pettet receiving at least 110 percent of the safe harbor amount and, in the event that any payment does not meet the 110 percent threshold, the payments are reduced so that no excise tax is imposed.

Item 9.01	Financial Statements and Exhibits.

Exhibits.
EXHIBIT #	DESCRIPTION
10.1	Employment Agreement between The Stride Rite Corporation and Gregg Ribatt made as of January 7, 2008
10.2	Amendment 1 to Employment Agreement between The Stride Rite Corporation and Gregg Ribatt effective as of December 19, 2008
10.3	Change of Control Agreement between The Stride Rite Corporation and Gregg Ribatt entered into as of January 7, 2008
10.4	Amendment 1 to Change of Control Agreement between The Stride Rite Corporation and Gregg Ribatt effective as of December 19, 2008
10.5	Indemnification Agreement between The Stride Rite Corporation and Gregg Ribatt dated as of January 7, 2008
10.6	Employment Agreement between Collective Licensing International, LLC and Bruce Pettet effective as of March 6, 2007
10.7	Amendment 1 to Employment Agreement between Collective Licensing International, LLC and Bruce Pettet effective as of December 30, 2008
10.8	Change of Control Agreement between Collective Licensing International, LLC and Bruce Pettet effective as of March 6, 2007
10.9	Amendment 1 to Change of Control Agreement between Collective Licensing International, LLC and Bruce Pettet effective as of December 30, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

COLLECTIVE BRANDS, INC.
Date: June 15, 2011	By:	/s/ Douglas G. Boessen Douglas G. Boessen Division Senior Vice President Chief Financial Officer and Treasurer